Exhibit 10.1

CHANGE IN CONTROL AGREEMENT

This Agreement is made effective as of the 26th day of September, 2011, by and among Brookline Bancorp, Inc., a Delaware Company, (the “Company”), and its subsidiary, Brookline Bank, a federally chartered savings bank with a main office in Brookline, Massachusetts (the “Bank”)(the Bank and Company shall be hereinafter collectively referred to as the “Employers”), and Julie A. Gerschick (the “Executive”).

WHEREAS, Executive is serving in the position of Chief Financial Officer for the Employers, a position of substantial responsibility.

WHEREAS, the Employers recognize the significant contribution Executive has made to the Employers and desire to protect Executive’s position in the event of a “Change in Control,” as defined in this Agreement.

NOW, THEREFORE, in consideration of the services of Executive agreeing to serve in the position set forth above, and upon the other terms and conditions hereinafter provided, the parties hereto agree as follows:

1.                                      TERM OF AGREEMENT

The initial term of this Agreement shall be for a period of twelve (12) months from the date set forth above (the “Effective Date”).  Commencing on the anniversary date of this Agreement and continuing on each anniversary date thereafter, this Agreement will extend for an additional twelve (12) months unless the Employers provide written notice of non-renewal to Executive at least thirty (30) days and not more than sixty (60) days prior to such anniversary date, in which case this Agreement will become fixed and will terminate at the end of the then current term.  Notwithstanding any other provision of this Section 1, this Agreement shall remain in effect upon the public announcement of an event that, if consummated, would result in a “Change in Control,” as defined in Section 2(b) hereof, and for a period of twelve (12) months after the closing or completion of the Change in Control.

2.                                      PAYMENTS TO EXECUTIVE UPON CHANGE IN CONTROL

(a)           Upon the occurrence of a “Change in Control” (as herein defined) of the Employers followed at any time during the term of this Agreement by (i) the involuntary termination of Executive’s employment, other than for “Cause,” as defined in Section 2(c) hereof, or (ii) the voluntary termination of Executive’s employment during the term of this Agreement following any demotion, loss of office or significant authority, reduction in annual compensation or benefits, or relocation of Executive’s principal place of employment by more than 30 miles from its location immediately prior to the Change in Control, then the provisions of Section 3 shall apply.  Upon the occurrence of any events mentioned in clause (ii) of this Section 2(a), Executive shall have the right to elect to terminate her employment under this Agreement by resignation within thirty (30) days prior written notice given with a reasonable time not to exceed ninety (90) days after the initial event giving rise to the right to elect to voluntary terminate employment.  The Employers shall have at least thirty (30) days to remedy any condition set forth in clause (ii) of this Section 2(a), provided, however, that the Employers shall be entitled to waive such period and make an immediate payment hereunder.

(b)           A “Change in Control” of the Employers shall mean a change in control of a nature that: (i) would be required to be reported in response to Item 5.01 of the current report on Form 8-K, as in effect on the date hereof, pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”); or (ii) results in a Change in Control of the Employers within the meaning of the Home Owners’ Loan Act, as amended, and applicable rules and regulations promulgated thereunder (collectively the “HOLA”), as in effect at the time of the Change in Control; or (iii) without limitation such a Change in Control shall be deemed to have occurred at such time as (a) any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of Company’s outstanding securities except for any securities purchased by the Company’s employee stock ownership plan or trust; or (b) individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board, or whose nomination for election by the Company’s stockholders was approved by the same Nominating Committee serving under an Incumbent Board, shall be, for purposes of this clause (b), considered as though he were a member of the Incumbent Board; or (c) a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of Company or similar transaction in which the Company is not the surviving institution occurs; or (d) a proxy statement soliciting proxies from stockholders of the Company, by someone other than the current management of the Company, seeking stockholder approval of a plan of reorganization, merger or consolidation of the Company or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan are to be exchanged for or converted into cash or property or securities not issued by the Company; or (e) a tender offer is made for 25% or more of the voting securities of the Company and the shareholders owning beneficially or of record 25% or more of the outstanding securities of the Company have tendered or offered to sell their shares pursuant to such tender offer and such tendered shares have been accepted by the tender offeror.

(c)           Executive shall not have the right to receive termination benefits pursuant to Section 3 hereof upon Termination for Cause.  The term termination for “Cause” shall mean termination because of Executive’s intentional failure to perform stated duties, personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, willful violation of any law, rule, regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of any material provision of this Agreement.  A voluntary resignation pursuant to Section 2(a) (ii) shall not constitute, nor be grounds for termination for Cause.  In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institution industry.

3.                                      TERMINATION

(a)           Upon the occurrence of a Change in Control, followed at any time during the term of this Agreement by the involuntary termination of Executive’s employment other than a termination for Cause, or the voluntary termination of Executive’s employment by Executive after the occurrence of an event set forth in Section 2(a) hereof, the Employers shall be obligated to pay Executive, or in the event of Executive’s subsequent death, Executive’s beneficiary or beneficiaries, or Executive’s estate, as the case may be, as severance pay, a sum equal to the preceding year’s annual base salary and bonus paid to Executive during, or attributable to, such year.

(b)           Upon the occurrence of a Change in Control followed at any time during the term of this Agreement by Executive’s involuntary termination of employment (other than for termination for Cause) or the voluntary termination of Executive’s employment as set forth in Section 2(a) hereof, the Employers shall cause to be continued, at the Employers’ expense (or the expense of its successors), life insurance and nontaxable medical, dental coverage, and disability coverage substantially identical to the coverage maintained by the Employer for Executive prior to Executive’s severance.  Such coverage and payments shall cease upon expiration of twelve (12) months.

(c)           Notwithstanding paragraphs (a) and (b) of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to Executive under said paragraphs (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the Code or any successor thereto, and in order to avoid such a result Termination Benefits will be reduced, if necessary, to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G. The allocation of the reduction required hereby among Termination Benefits provided by the preceding paragraphs of this Section 3 shall be determined by Executive, provided however that if it is determined that such election by Executive shall be in violation of Code Section 409A, the allocation of the required reduction shall be pro-rata.

(d)           Any cash severance payments shall be made in a lump sum within thirty (30) days) after Executive’s termination of employment.  Such payments shall not be reduced or eliminated in the event Executive obtains other employment following termination of employment with the Employers.  Not withstanding the foregoing, in the event Executive is a “Specified Employee” (within the meaning of Treasury Regulations §1.409A-1(i)), and if the following is required to avoid a violation of Code Section 409A, no payment shall be made to Executive under this Section prior to the first day of the seventh month following Executive’s termination of employment in excess of the “permitted amount” under Code Section 409A.  For these purposes, the “permitted amount” shall be an amount that does not exceed two times the lesser of: (i) the sum of Executive’s annualized compensation based upon the annual rate of pay for services provided to the Employers for the calendar year preceding the year in which Executive terminates employment pursuant to this Section, or (ii) the maximum amount that may be taken into account under a tax-qualified plan pursuant to Code Section 401(a)(17) for the calendar year in which occurs Executive’s termination of employment.  Payment of the “permitted amount” shall be made within thirty (30) days following Executive’s termination of employment, and any payment in excess of the permitted amount shall be paid to Executive on the first day of the seventh month following Executive’s termination of employment.

(e)           For purposes of this Section 3, “termination of employment” as used herein shall be construed to require a “Separation from Service” as defined in Code Section 409A and the Treasury Regulations promulgated thereunder, provided, however, that the Employers and Executive reasonably anticipate that the level of bona fide services Executive would perform after termination would permanently decrease to a level that is less than 50% of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period.

4.                                      NOTICE OF TERMINATION

(a)           Any termination by the Employers or by Executive shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and shall be communicated to the other party no later than thirty (30) days after the occurrence of the event(s) or circumstance(s) that provides the basis for termination.

(b)           “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall be immediate). In no event shall the Date of Termination exceed thirty (30) days from the date Notice of Termination is given.

5.                                      POST-TERMINATION OBLIGATIONS

All payments and benefits to Executive under this Agreement shall be subject to Executive’s compliance with this Section 5 during the term of this Agreement and for one (1) full year after the expiration or termination hereof.

Executive shall, upon reasonable notice, furnish such information and assistance to the Employers as may reasonably be required by the Employers in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become, a party.

6.                                      SOURCE OF PAYMENTS

All payments provided in this Agreement shall be paid by check from the general funds of the Employers.

7.                                      EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS

This Agreement contains the entire understanding between the parties hereto and supersedes any prior agreement between the Employers and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided.  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to Executive without reference to this Agreement.

8.                                      NO CONTRACT OF EMPLOYMENT

This Agreement shall not create a contract of employment between Executive and the Employers, and any payments to Executive under this Agreement shall occur only pursuant to Section 3(a) hereof following a Change in Control.

9.                                      NO ATTACHMENT

Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation, or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void, and of no effect.

10.                               MODIFICATION AND WAIVER

(a)           This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.

(b)           No term or condition of this Agreement shall be deemed to have been waived, nor there any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

11.                               SEVERABILITY

If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.

12.                               HEADINGS FOR REFERENCE ONLY

The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

13.                               GOVERNING LAW

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, but only to the extent not superseded by federal law.

14.                               ARBITRATION

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted by a single arbitrator (who shall be selected by mutual agreement of the Employers and Executive), sitting in a location selected by the Employers within fifty (50) miles from the main office of the Employers, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

15.                               PAYMENT OF LEGAL FEES

All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Employers provided that the dispute or interpretation has been settled by Executive and the Employers or resolved in Executive’s favor, and that such reimbursement shall occur no later than two and one-half months after the dispute is settled or resolved in Executive’s favor.

16.                               SUCCESSORS AND ASSIGNS

This Agreement shall be binding upon, and inure to the benefit of the Employers and its successors and assigns.  The Employers shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Employers, expressly and unconditionally to assume and agree to perform the Employers’ obligations under this Agreement, in the same manner and to the same extent that the Employers would be required to perform if no such succession or assignment had taken place.

17.                               REQUIRED PROVISIONS

(a)           The Employers may terminate Executive’s employment at any time.  Executive shall not have the right to receive compensation or other benefits for any period after termination for “Cause” as defined in Section 2(c) herein above.

(b)           If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Employers’ affairs by a notice served under Section 8(e) (3) (12 U.S.C. §1818(e) (3)) or 8(g) (12 U.S.C. §1818(g)) of the Federal Deposit Insurance Act, as amended, the Employers’ obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Employers may in its discretion (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended, and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

(c)           If Executive is removed and/or permanently prohibited from participating in the conduct of the Employers’ affairs by an order issued under Section 8(e) (12 U.S.C. §1818(e)) or 8(g) (12 U.S.C. §1818(g)) of the Federal Deposit Insurance Act, as amended, all obligations of the Employers under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

(d)           If the Employers are in default as defined in Section 3(x) (12 U.S.C. §1813(x)(1)) of the Federal Deposit Insurance Act, as amended, all obligations of the Employers under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

(e)           All obligations of the Employers under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Employers, (i) by the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Employers under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of the Federal Deposit Insurance Act, as amended, or (ii) when the Employers are determined by the FDIC to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

(f)            Notwithstanding anything herein contained to the contrary, any payments to Executive by the Employers, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

IN WITNESS WHEREOF, the Employers has caused this Agreement to be executed and its seal to be affixed hereunto by its duly authorized officer, and Executive has signed this Agreement, effective as of the date first above written.

ATTEST:	EMPLOYERS

By:
Paul A. Perrault, Chairman

WITNESS:	EXECUTIVE:

By:
Julie A. Gerschick